CHRYSLER GROUP REPORTED FIRST-QUARTER 2013 NET INCOME OF $166 MILLION

MODIFIED OPERATING PROFIT WAS $435 MILLION, FROM $740 MILLION A YEAR AGO, AND FREE CASH FLOW WAS $356 MILLION ON LOWER SHIPMENTS AS KEY PRODUCTS LAUNCH

GROUP CONFIRMS GUIDANCE FOR THE YEAR

•	Chrysler Group net income in the first quarter of 2013 was $166 million, versus $473 million a year ago

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As anticipated, results were affected by lower vehicle shipments as well as industrial costs related to several key product launches, and lower vehicle shipments to Europe and Latin America, even as retail sales in North America remain strong

•	Net revenue for the quarter was $15.4 billion, compared with $16.4 billion a year ago

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Modified Operating Profit(a) was $435 million in the first quarter, down from $740 million a year earlier, with shipments improving each month of the quarter as the Company executed the launches of the 2014 Jeep Grand Cherokee and 2013 Ram Heavy Duty pickup trucks

•	Free Cash Flow(d) for the first quarter totaled $356 million; Cash(c) as of March 31, 2013 was $11.9 billion, compared with $11.3 billion a year ago and $11.6 billion at Dec. 31, 2012

•	Net Industrial Debt(e) was $619 million at March 31, 2013, improving from $1.3 billion a year ago and $1.0 billion at Dec. 31, 2012

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Worldwide vehicle shipments were 574,000 for the quarter, down from 607,000 a year ago, principally due to 31,000 fewer Jeep Liberty shipments as production ceased during 2012 in preparation for the production launch of the all-new Jeep Cherokee in the second quarter

•	Strong worldwide vehicle sales for the first quarter of 563,000, up 8 percent from a year ago, were driven primarily by a 12 percent increase in U.S. retail sales

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U.S. market share was 11.4 percent for the first quarter, compared with 11.2 percent a year ago; Chrysler Group was the quarterly market leader in Canada with a 16.0 percent share, up from 15.0 percent a year ago

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Chrysler Group confirms its guidance for the year, including worldwide shipments of 2.6 million to 2.7 million, Modified Operating Profit of approximately $3.8 billion and net income of approximately $2.2 billion

AUBURN HILLS, Mich., April 29, 2013 – Chrysler Group LLC today reported its preliminary 2013 first-quarter results, including net income of $166 million on revenue of $15.4 billion. As anticipated, the quarter was negatively affected by the reduced vehicle shipments that resulted from key product launches, namely the 2013 Ram Heavy Duty trucks and the 2014 Jeep Grand Cherokee, as well as preparation for the second-quarter production launch of the all-new 2014 Jeep Cherokee. These actions are expected to position the Company for a strong performance in the second half of 2013. The first-quarter results mark the Company’s seventh consecutive quarter of positive net income, reflecting continued improvements in product acceptance, pricing discipline, and market share.

CHRYSLER GROUP LLC

($Mils)	Q1 2013	Q1 2012	Q1 2013 B/(W) Q1 2012
Net Revenue	15,385	16,359	(974)
Modified Operating Profit	435	740	(305)
Modified EBITDA	1,049	1,384	(335)
Net Income	166	473	(307)
Cash	11,874	11,256	618

Note—	Refer to the Non-U.S. GAAP Financial Information and Other Items section of this release for information regarding non-GAAP financial measures

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“We remain on track to achieve our business targets, even as the first-quarter results were affected by an aggressive product launch schedule,” said Chrysler Group LLC Chairman and CEO Sergio Marchionne. “This quarter underscores the importance of an unwavering commitment to execute flawless vehicle introductions to reach our full potential. While the task ahead this year is daunting, we remain committed to our overall targets, including a minimum shipment increase of 8 percent and a Modified Operating Profit of $3.8 billion.”

Revenue for the quarter was down 6 percent from $16.4 billion in the first quarter of 2012. The anticipated reduction was primarily attributable to lower shipments in the quarter due to the end of Jeep Liberty production in 2012 in preparation for the all-new 2014 Jeep Cherokee production launch in the second quarter, and the ongoing launches of the new 2014 Jeep Grand Cherokee and 2013 Ram Heavy Duty trucks. In addition, international shipments declined year-over-year due to continued economic weakness in Europe and import restrictions in Latin America.

Modified Operating Profit was $435 million, or 2.8 percent of revenue, in the first quarter, versus $740 million reported in the prior year. The decrease was attributable to reduced shipments, industrial costs related to the new vehicle launches, and a foreign currency exchange loss related to the February 2013 devaluation of the Venezuelan bolivar fuerte relative to the U.S. dollar, partially offset by continued favorable net pricing in North America.

Modified EBITDA(b) was $1.0 billion in the first quarter, or 6.8 percent of revenue, compared with $1.4 billion in the prior year, or 8.5 percent of revenue.

Cash as of March 31, 2013, increased to $11.9 billion from $11.6 billion as of Dec. 31, 2012, and $11.3 billion as of March 31, 2012. Total available liquidity as of March 31, 2013, totaled $13.2 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow was $356 million for the first quarter of 2013.

Gross Industrial Debt(e) at March 31, 2013, totaled $12.5 billion, slightly lower than the $12.6 billion at Dec. 31, 2012, and March 31, 2012. The increase in cash reduced Net Industrial Debt to $619 million at the end of the quarter, versus $989 million and $1.3 billion at Dec. 31, 2012, and March 31, 2012, respectively. Interest expense for the quarter was $263 million, compared with $277 million in the prior year.

Worldwide vehicle shipments for the quarter were 574,000, including 12,000 contract manufactured vehicles, a decrease of 6 percent from the first quarter of 2012 when we shipped 607,000 vehicles, including 33,000 contract manufactured vehicles.

Worldwide vehicle sales were 563,000 for the first quarter, up 8 percent from 523,000 vehicles sold in the first quarter of 2012, driven primarily by a 12 percent increase in the Company’s U.S. retail sales. Chrysler Group’s March 2013 U.S. sales reflected the Company’s 36th consecutive month of sales gains. The result continues to demonstrate the positive commercial momentum of our product portfolio, including the Dodge Dart, named Best Compact Car by MotorWeek; the Ram 1500; and the Jeep Grand Cherokee and Jeep Wrangler. Chrysler Group’s U.S. market share increased to 11.4 percent for the quarter from 11.2 percent one year ago. Chrysler Group was the market leader in Canada with a 16.0 percent share for the first quarter compared with 15.0 percent a year ago.

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U.S. dealers’ days’ supply of inventory at the end of March 2013, was reduced to 66 days due to higher vehicle sales and lower shipments in the first quarter. This level compares with 73 days at the end of December 2012, and 59 days at the end of March 2012.

International vehicle sales (outside North America) for the quarter increased slightly from the first quarter of 2012, to 67,000, including 12,000 vehicles manufactured by Chrysler Group and sold by Fiat.

2013 Guidance

The targets for 2013 are confirmed as follows:

•	Worldwide vehicle shipments of 2.6-2.7 million

•	Net revenue of $72-$75 billion

•	Modified Operating Profit of ~$3.8 billion

•	Net income of ~$2.2 billion

•	Free Cash Flow of >$1 billion

Significant Corporate Events in 2013

Jan. 9: Chrysler Group announced that it had received a registration demand from the UAW Retiree Medical Benefits Trust (VEBA) pursuant to the terms of the Shareholders Agreement, seeking registration of approximately 16.6 percent of Chrysler Group’s outstanding equity interests currently owned by VEBA.

Jan. 10: Chrysler Group delivered the first 2013 SRT Viper to its owner during a ceremony at the Conner Avenue Assembly Plant (Detroit, MI) to celebrate the start of production.

Feb. 6: Chrysler Group announced an agreement with Santander Consumer USA Inc. (SCUSA) in which SCUSA will provide a full range of wholesale and retail financing services to Chrysler Group’s dealers and consumers under the Chrysler Capital brand name. The new private-label financing arrangement is scheduled to launch on May 1, 2013.

Feb. 28: Chrysler Group announced that it will invest nearly $374 million to boost transmission production and add approximately 1,250 new jobs in the Kokomo, Ind. area, making it the largest transmission installation in the world.

Product News

•	The 2013 Dodge Dart was named MotorWeek’s “Best Compact Car,” and was awarded The Car Book’s “2013 Best Bets” distinction

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The 2013 Dodge Dart also earned the distinctions of “2013 Most Earth-Friendly Car of the Year” by Earth, Wind & Power Blogazine; FAMA Magazine Autos Awards’ “2013 Small Car of the Year”; Green Car Journal’s “Top 5 Green Cars for 2013”; Motoring “2013’s Best Compact Domestic Family Car”; and AutoTrader.com’s “Must Test Drive Vehicle for 2013”

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The 2013 Chrysler Town & Country was named “2013 Best Family Hauler” in The Detroit News Readers’ Choice Awards, and R.L. Polk & Co. awarded the 2013 Chrysler Town & Country the “Polk Automotive Loyalty Award” in the Minivan category

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Twelve Chrysler Group models earned “2013 IIHS Top Safety Picks”: Chrysler Town & Country, 200 and 300; Jeep Grand Cherokee and Patriot; Dodge Dart, Durango, Charger, Avenger, Journey and Grand Caravan; and Fiat 500

•	Autobytel.com named the 2013 Jeep Wrangler its “SUV of the Year”

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The 2013 Ram 1500 won the “2013 North American Truck/Utility of the Year,” Motor Trend’s “2013 Truck of the Year,” AOL Autos “2013 Truck of the Year,” Four Wheeler Magazine “2013 Pickup Truck of the Year,” Constructech Magazine “Connected Truck of the Year 2013,” Autobytel “2013 Pickup Truck of the Year,” Detroit Free Press “2013 Truck of the Year,” Hispanic Motor Press “Camioneta del Ano” (“Truck of the Year”), The Detroit News Readers’ Choice Awards “2013 Most Awesome Off-Road Vehicle,” the 17th Annual Urban Wheel Awards “Urban Truck of the Year,” and the Rocky Mountain Automotive Press “2013 Rocky Mountain Truck of the Year”

Additional Information

The Company will present its preliminary first-quarter 2013 financial results during an analyst webcast and conference call at 10:00 a.m. Eastern Daylight Time on April 29, 2013, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website about 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the quarter ended March 31, 2013, prepared in accordance with U.S. GAAP, in May 2013, when it plans to file its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with IFRS, Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after April 29, 2013

http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx.

Non-U.S. GAAP Financial Information and Other Items

(a)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses. The reconciliation of net income to Modified Operating Profit and Modified EBITDA (defined below) for the three months ended March 31, 2013, and 2012, is detailed in Table 1 of the attachment to the press release.

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(b)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Modified Operating Profit and Modified EBITDA for the three months ended March 31, 2013, and 2012, is detailed in Table 1 of the attachment to the press release.

(c)	Cash is defined as cash and cash equivalents.

(d)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt related investing activities, adjusted for financing activities related to Gold Key Lease. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three months ended March 31, 2013, and 2012, is detailed in Table 2 of the attachment to the press release.

(e)

A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at March 31, 2013, Dec. 31, 2012, and March 31, 2012, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, and subsequent updates, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat, particularly in light of the economic crisis currently affecting several European countries. In addition, any projections or targets on future performance are based on the assumption that the Company maintains its status as a partnership for U.S. federal and state income tax purposes and does not consider the impact of a potential conversion into a corporation. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s 2012 Annual Report on Form 10-K, and its subsequent periodic reports filed with the SEC.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

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Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, to be filed with the SEC in May 2013.

Table 1: Reconciliation of Net Income to Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)	Q1 2013	Q1 2012	Q1 2013 B/(W) Q1 2012
Net Income	166	473	(307)
Add (Deduct):
Income Tax Expense	32	33	(1)
Net Interest Expense	251	267	(16)
Other Employee Benefit Gains \1	(12)	(21)	9
Restructuring (Income) Expenses, Net & Other	(2)	(12)	10
Modified Operating Profit	435	740	(305)
Add:
Depreciation and Amortization Expense \2	614	644	(30)
Modified EBITDA	1,049	1,384	(335)

\1	Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)	Q1 2013	Q1 2012	Q1 2013 B/(W) Q1 2012
Net Cash Provided By Operating Activities	1,117	2,604	(1,487)
Net Cash Used In Investing Activities	(761)	(884)	123
Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	—	(20)	20
Free Cash Flow	356	1,700	(1,344)

Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC

($Mils)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Financial Liabilities	12,493	12,603	12,613
Less: Gold Key Lease obligations	—	—	(21)
Gross Industrial Debt	12,493	12,603	12,592
Less: Cash	(11,874)	(11,614)	(11,256)
Net Industrial Debt	619	989	1,336

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